EXHIBIT 16

                              LIQUIDATING TRUST FOR
                               LION HOLDINGS, INC.
                        c/o Robert Dunn Glick, Trustee
                           180 North LaSalle Street
                                  Suite 2700
                             Chicago, Illinois 60601

                               October 22, 1998

Mr. Alfred R. Kahn
4Kids Entertainment, Inc.
1414 Avenue of the Americas
New York, New York 10019

Dear Mr. Kahn:

      As you know, Lion Holdings, Inc. (formerly known as Tiger Electronics, Inc.) ("Lion") is in the process of dissolving and winding up its affairs. One step in this process includes the distribution of the following assets, rights and obligations of Lion relating to 4Kids Entertainment, Inc. (formerly known as Leisure Concepts, Inc.) ("4Kids"):

      1. All of the shares of 4Kids common stock owned by Lion at the date of its dissolution (the "Lion 4Kids Shares").

      2. The Collateral Promissory Notes (the "Notes") previously executed by you and delivered to Lion in connection with the loans made by Lion to you for the purpose of your purchasing shares of 4Kids common stock, together with the shares of 4Kids common stock pledged by you to secure payment of the Notes (the "Kahn 4Kids Shares").

      3. The Irrevocable Proxy (the "Proxy") given by you to Lion in connection with the pledge of the Kahn 4Kids Shares to Lion, which Proxy permits Lion to vote the Kahn 4Kids Shares.

      4. All of Lion's rights, duties and obligations under that certain Agreement (the "Agreement"), dated March 11, 1991, by and among Lion, Owen Randall Rissman ("Rissman") and you, relating to the respective shareholdings of the parties in 4Kids, including, but not limited to, certain rights of first refusal upon sales or transfers of shares of 4Kids common stock.

      The purpose of this letter is to notify you that on July 17, 1998, the Notes, the Proxy and Lion's rights, duties and obligations under the Agreement were transferred by Lion to the Liquidating Trust for Lion Holdings, Inc. (the "Liquidating Trust"), of which the undersigned is the sole Trustee (the "Liquidating Trustee"). Furthermore, on October 8, 1998, Lion distributed the Lion 4Kids Shares to Rissman and the undersigned, as Trustee of the Rissman Family 1997 Trust (the "Rissman Trust").

      As a consequence of the aforesaid transfers, please be advised of the following:

      (i) All payments due from you under the Notes should, from this date forward, be made to: Robert Dunn Glick, as Trustee of

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the Liquidating Trust for Lion Holdings, Inc., 180 North LaSalle Street,
Suite 2700, Chicago, Illinois 60601.

      (ii) Inasmuch as the Liquidating Trustee will now have the sole right to vote the Kahn 4Kids Shares under the Proxy, all notices and other communications received by you from 4Kids in connection with any matters on which a vote of the 4Kids stockholders may be taken should be forwarded to the Liquidating Trustee at the address set forth in (i), above, for the purpose of allowing the Liquidating Trustee to vote the Kahn 4Kids Shares under the Proxy.

      (iii) Copies of all notices and other communications that are required or may be given under the Agreement to Lion should, from this date forward, be sent to the undersigned, as Trustee of the Rissman Trust, at the address set forth in
(i), above, and to Rissman at his address set forth in the Agreement. In connection with the transfer of the Lion 4Kids Shares to Rissman and the Rissman Trust, the latter parties (as evidenced by their signatures below) shall be responsible for discharging all of the duties and obligations formerly owed by Lion thereunder to you.

      After you have reviewed the information contained in this letter, please address any questions you may have to the undersigned. It would also be appreciated if you would sign the enclosed copy of this letter and return it to the undersigned as evidence of your receipt thereof and as your consent to the foregoing.

      Thank you.
                                                Sincerely,

                                                LIQUIDATING TRUST FOR
                                                  LION HOLDINGS, INC.


                                            By: /s/ Robert Dunn Glick
                                            ------------------------------
                                                   Robert Dunn Glick, as
                                                   Trustee of the
                                                   Liquidating Trust for
                                                   Lion Holdings, Inc.

Consented and agreed to by:

 /s/ Alfred R. Kahn
--------------------------------------
        Alfred R. Kahn

Also consented and agreed to by:

 /s/ Owen Randall Rissman
--------------------------------------
Owen Randall Rissman

RISSMAN FAMILY 1997 TRUST

By:  /s/ Robert Dunn Glick
--------------------------------------
      Robert Dunn Glick, as Trustee of
         the Rissman Family 1997 Trust